Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of February 12, 2025 by and between SIM Sponsor 1 LLC, a Delaware limited liability company, Conroy Partners LLC, a Delaware limited liability company, Erich Spangenberg and David Kutcher (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13G to report its beneficial ownership of Class A ordinary shares, $0.0001 par value per share, of SIM Acquisition Corp. I. Each Party hereto agrees that the Schedule 13G, dated February 12, 2025, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13G and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13G, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: February 12, 2025	SIM Sponsor 1 LLC

	By:	/s/ David Kutcher
		Name:	David Kutcher
		Title:	Co-Managing Member

Date: February 12, 2025	Conroy Partners LLC

	By:	/s/ David Kutcher
		Name:	David Kutcher
		Title:	Co-Managing Member

Date: February 12, 2025	/s/ Erich Spangenberg
Erich Spangenberg

Date: February 12, 2025	/s/ David Kutcher
David Kutcher